Exhibit 10.22
August 1, 2008
Mr. Armando Castorena
24216 North 58th Lane
Glendale, AZ 85310
Dear Armando:
This will serve to confirm our recent discussions regarding our offer to you to join Gardner Denver, Inc. as Vice President, Human Resources and an officer of the Company. Specifically, please note the following:
1.	Salary. Your annual salary will be $260,000.

2.	Annual Cash Bonus Plan. You will be eligible to participate in the Gardner Denver executive annual cash bonus plan. The specifics of the Gardner Denver cash bonus plans (annual and long-term) are determined by the Management Development and Compensation Committee of the Board of Directors (the “Compensation Committee”) on an annual basis. The criteria for achieving the 2009 bonus will be determined by the Compensation Committee at its February 2009 meeting and bonuses will be awarded in February 2010 based on the level of achievement.

For 2008, your target annual bonus level will be $110,000, subject to the achievement of applicable bonus metrics. For 2009, your target annual bonus level will be 45% of salary (with a maximum payout of 90% of salary).

3.	Long-Term Cash Bonus Plan. In addition, the Compensation Committee instituted a long-term cash bonus plan in 2001, which is based on a rolling three (3) year earnings before tax (EBT) performance of the Company’s industrial businesses. For the 2008 plan, your target long-term bonus opportunity will be 80% of base salary (with a maximum payout of 160% of base salary). Your participation in the long-term bonus plan will be transitioned as follows: 0% under the 2006 plan that is payable in 2009; 33% of the 2007 plan payable in 2010 and 67% of the 2008 plan payable in 2011. You would then be eligible for full participation in the 2009 and subsequent year plans.

4.	Equity Incentive Plan. Annually, you will be eligible to receive a restricted stock (or restricted stock unit) and stock option grant pursuant to the Company’s Long-Term Incentive Plan, which has historically occurred in February. The Company’s stock options are granted with a strike price equal to the market close price on the date of grant, vest over three (3) years in three (3) equal increments and are exercisable for seven (7) years. The Company’s restricted stock units vest at the end of three (3) years.

Mr. Armando Castorena
August 1, 2008

In order to bridge your transition from your current employer to Gardner Denver, you will also receive a special one-time award of restricted stock units valued at $400,000 based on the market close price on the date of hire and 2,500 stock options with a strike price of the market close price on the date of hire. The special one-time grant of restricted stock units and stock options will have the same vesting and forfeiture requirements as our annual grants.

5.	Executive Agreements. As an executive of the Company, you will receive a Change in Control Agreement. This Agreement addresses adverse changes that may occur with respect to your terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change in control, the Company terminates your employment other than for cause, or you terminate for a good reason (i.e., relating to material changes in position, location, compensation and/or benefits), you are generally entitled to receive:
•	cash payment equal to the pro-rata bonus amount for the year of termination;

•	a separate cash payment of two (2) times: (a) your annual base salary and (b) the highest annual bonus during the three (3) preceding years; and

•	continued medical, dental and life insurance benefits for two (2) years.
In the event of a qualifying termination of your employment occurring within one (1) year of your start date with the Company, your “highest annual bonus” for purposes of the above benefits will be deemed to be equal to 45% of your annual base salary.

You will also receive an Indemnification Agreement to protect you from potential claims made against you in your capacity as an executive of the Company.

6.	Retirement Plans. As an executive of Gardner Denver, you will be eligible to participate in the Company’s Retirement Savings Plan and Supplemental Excess Defined Contribution Plan.

The Company’s Retirement Savings Plan is a tax-qualified 401(k) retirement savings plan. You will be eligible to contribute from 1% to 100% of compensation tax deferred to this Plan. The Company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. The Company match is contributed in the form of our common stock, but you will have the right to diversify out of Company common stock into other fund alternatives, subject to applicable securities law requirements. You will also receive a non-elective Company contribution equal to 4% of compensation up to the Social Security wage limit (2008 — $103,000) base plus 8% of compensation (defined as total cash) that exceeds the Social Security wage base up to the IRS limit (2008 — $230,000). All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after three (3) years of employment.

Mr. Armando Castorena
August 1, 2008

In addition to the Retirement Savings Plan, you will be eligible to participate in the Supplemental Excess Defined Contribution Plan. The Supplemental Plan provides you with a similar level of benefits as the Retirement Savings Plan for amounts you earn(earnings defined as total cash) in excess of the IRS limit (2008 – $230,000). The Company matching contributions in this Plan are made at the same rate as in the Retirement Savings Plan described above. You will also receive a non-elective Company contribution equal to 12% of compensation that exceeds the IRS limit (2008 - $230,000). All employee and Company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after three (3) years of employment.
7.	Long-Term Care Insurance Program. The Compensation Committee adopted a Long-Term Care Insurance Program for executives in 2004. The Company will pay for your premium payments under this Program for ten (10) years. It provides lifetime benefit protection of $300 per day and increases each year after 2005 at the lesser of the CPI or 5%.

8.	Health and Medical Insurance Coverage. You will also be eligible for other benefit coverages, including medical, dental, life insurance and disability. A brief summary of these benefit programs is attached for your reference.

9.	Relocation. You will also be eligible for our full relocation program. A copy of the complete program and a summary of the principle elements of this program are attached for your reference. Of course, we will work with you, as necessary, to ensure that you have a seamless relocation to the Quincy area. Gardner Denver has a contract with Cartus (f/k/a Cendant) covering your relocation. A Cartus representative will contact you to provide detailed information about your relocation. Please, do not list your home or contact anyone about the movement of household goods until you have discussed your relocation with Cartus.

10.	Reimbursement of Loss on Sale of Residence. In addition to our full relocation program, you will also be eligible for reimbursement on the loss sustained on the sale of your residence. The loss will be calculated as the difference between the original purchase price minus the average of the two appraisals that previously have been provided to me. The Company will compensate you for 100% of your loss up to $150,000 and 50% of your loss for any amount above $150,000. This benefit will be contingent upon your signing a Continuation of Employment Agreement, which will provide that if you voluntarily terminate your employment with the Company within thirty-six (36) months from the date of hire, you will be liable for the full loss on the sale of residence reimbursement.

11.	Vacation. You will be eligible for four (4) weeks of vacation per year.

12.	Other Benefits. As an executive of Gardner Denver, you will also be entitled to receive the following benefits: (a) annual tax planning and preparation services; (b) estate planning services (every five (5) years); (c) executive retirement planning in connection with your retirement from Gardner Denver; (d) annual executive physical; and (e) executive long-term disability insurance.

Mr. Armando Castorena
August 1, 2008

Armando, we are excited by the prospect of your acceptance of our offer to become a part of the Gardner Denver team. Clearly, you can make a positive contribution to our goal of growing the Company into a larger and more profitable organization. We look forward to hearing back from you in the near future. Please acknowledge your acceptance of this offer by signing and dating this letter on the space provided below and faxing it back to Joan Leindecker at 217-228-8260.
If you have any questions regarding any of the matters described in this letter, please do not hesitate to contact me.
Sincerely,
/s/ Barry L. Pennypacker
Barry L. Pennypacker
President & Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Armando Castorena

Armando Castorena
Date: August 8, 2008